Exhibit 10.9(c)

SECOND AMENDMENT

            This Second Amendment is dated as of                           , 1999 by and between Vail Associates, Inc. ("VA") and William A. Jensen ("Executive").

RECITALS

            A.        VA and Executive are parties to that certain Employment Agreement dated as of May 1, 1997, as amended by the First Amendment (collectively "Employment Agreement"), whereby Executive agreed to render certain services and serve in the employ of VA under the terms and conditions provided for in the Employment Agreement; and

            B.         VA and Executive wish to amend certain terms and conditions of the Employment Agreement as hereinafter provided.  All terms not defined herein shall have the meaning given in the Employment Agreement.

COVENANTS

            NOW THEREFORE, the parties agree hereto as follows:

            1.         A new Section 2(f) is hereby added to the Employment Agreement as follows:

                        Executive shall be reimbursed for all reasonable costs incurred by Executive in selling his current primary residence in Breckenridge, Colorado, including reasonable legal fees, transfer and stamp taxes, and other customary closing costs.  Reimbursement shall be made to Executive within 15 days of written request therefor accompanied by appropriate documentation of such expenses.

            2.         A new Section 2(g) is hereby added to the Employment Agreement as follows:

                        Should Executive purchase a primary residence in Vail, Colorado (the "Residence"), VA shall make a contribution toward the purchase price of the same up to fifty percent of the purchase price (excluding any personal property associated with the purchase), not to exceed One Million dollars ($1,000,000.00).  Upon making such contribution, VA shall hold a proportionate undivided interest in the Residence in co-tenancy with Executive.  Executive may resale the Residence at his election at any time during the term of the Employment Agreement by providing VA thirty (30) days advance written notice.  Executive agrees to list the Residence for sale with Slifer, Smith & Frampton/Vail Associates Real Estate ("SSF") or other brokerage designated by VA ("Broker") at a fair market value ("Listing Price") as Executive and VA mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with VA's consent, which consent shall not be unreasonably withheld or delayed.  Upon any sale or transfer of the Residence, VA shall be entitled to receive its proportionate share of the re-sale price, net of normal and customary closing costs (e.g. brokers' commission, title insurance premiums, transfer taxes, etc.) and material home improvements made in excess of Ten Thousand dollars ($10,000.00).  For example:

                                    Executive purchases the Residence in 1999 for $2,040,467.00;

                                    VA contributes $1,000,000.00;

                                    Accordingly, VA's undivided interest is 49.01%.

                                    Executive sells the Residence in 2001 for $3,000,000.00;

                                    Closing costs equal $375,000.00;

                                    No material home improvements made;

                                    Accordingly, VA would receive $1,286,512.50 on the re-sale.

                        Should Executive undertake any material home improvements or significant remodeling, not to include ordinary maintenance and repair (e.g. painting, re-carpeting, etc.) to the Residence in excess of $10,000.00 (e.g. addition of a spa/jacuzzi), Executive may deduct the net excess cost of the same from the re-sale price.  Executive shall keep adequate records to verify such expenditures and shall notify VA in writing when any such work is being undertaken.  Executive and VA acknowledge that while any material home improvements to the Residence may increase the value of the Residence, the parties acknowledge that it would be difficult to attribute any appreciation in the Residence value directly to any material home improvement(s). Accordingly, due to such uncertainty, the parties agree that the re-sale price of the Residence and any appreciation recognized thereby shall only be net of (i) the normal and customary closing costs and (ii) the expenditures made by Executive for any material home improvement(s) in excess of $10,000.00. For example:

                                    As in the previous example, assume VA's interest is 49.01%;

                                    Executive sells the Residence in 2001 for $3,000,000.00;

                                    Closing costs equal $375,000.00;

                                    $75,000.00 in material home improvements made;

                                    Accordingly, VA would receive $1,254,656.00 on the re-sale

                        If the Residence has not been previously sold or transferred, no later than six (6) months after the termination of the Employment Agreement for any reason (without regard to any time period of salary continuation thereunder), Executive agrees to list the Residence for sale with SSF, unless VA designates Broker, at a Listing Price as VA and Executive mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with VA's consent, which consent shall not be unreasonably withheld or delayed.  If the Residence has not sold (and is not under contract with a ready, willing and able buyer) within one (1) year after being listed, VA and Executive shall each retain an appraiser at their respective expense.  The two selected appraisers shall select one additional appraiser who shall be paid for equally by VA and Executive. Each of the appraisers will prepare an appraisal on the Residence. Thereafter, VA shall have the right to require that Executive buy-out VA's interest, in full with good funds, in the Residence by paying VA its proportionate share based on the average of the three appraisals.  For example:

                                    As in the previous example, assume VA's interest is 49.01%;

                                    The first appraisal is $2,900,000.00;

                                    The second appraisal is $3,000,000.00;

                                    The third appraisal is $3,100,000.00;

                                    $75,000.00 in material home improvements made;

                                    Accordingly, Executive would purchase VA's interest in the Residence for

                                    $1,438,443.50.

                        If VA elects to require that Executive purchase VA's interest in the Residence, the closing of such transaction shall occur within thirty (30) days after the three appraisals have been prepared.  If VA elects not to require that Executive purchase VA's interest in the Residence, the Residence shall again be listed with SSF, unless VA designates Broker, at a Listing Price as VA and Executive mutually determine in their reasonable judgment, which Listing Price may be changed from time to time with VA's consent, which consent shall not be unreasonably withheld or delayed. If the Residence has not sold with one (1) year thereafter, VA and Executive agree to have the three previously named appraisers update their respective appraisals and VA and Executive shall equally share in the costs thereof.  Based on the average of the three appraisals, Executive shall buy-out VA's interest in the Residence within thirty (30) days after the updated appraisals have been prepared.

Executive covenants and agrees to (i) use the Residence as Executive's personal and primary place of abode, in compliance with all ordinances, covenants and restrictions governing the Residence, and not lease or rent the same, (ii) keep the Residence in good order and repair, (iii) insure the Residence for full replacement value with VA named as a loss payee; (iv) not mortgage the Residence for more than Executive's proportionate interest in the Residence based on the total fair market value of the Residence established by any appraisal obtain at Executive's expense (e.g. using examples above, Executive's interest would be 50.99%) and timely and fully perform all obligations under any mortgage, including without limitation making all mortgage and escrow payments when due; (v) timely pay or cause to be paid all real property taxes and other assessments and/or dues affecting the Residence; (vi) timely pay or cause to be paid all costs for work done in or to the Residence and keep the same free and clear of all mechanics' or materialmens' liens, and (vii) not to transfer or sell Executive's interest in the Residence except in strict compliance with this Second Amendment. Notwithstanding the foregoing, VA shall pay for 49.01% of the annual homeowner's insurance premium attributable to insuring the Residence for full replacement value, excluding personal property therein and homeowner/personal liability coverage in excess of $300,000.00, and 49.01% of the annual real property taxes for the Residence.

In the event Executive breaches any of the his promises, covenants or obligations contained herein, VA shall have the right to seek equitable relief, including without limitation the right to seek specific performance, in addition to all remedies available to VA under the Employment Agreement or pursuant to Colorado law.  In addition, should Executive transfer or sell or attempt to transfer or sell the Residence in violation of this Second Amendment, VA shall have the elective right to immediately cause Executive to purchase VA's interest in the Residence based on the average of three appraisals as provided for above, except that the Residence shall not be required to be listed for sale for any period of time as a condition precedent.  If VA does not make such election, VA shall still receive its proportionate share on the unauthorized resale of the Residence as otherwise provided for herein.

Executive agrees to provide his consent and cause his spouse to provide her consent by signatures to that certain Consent of Borrower granted in connection with that certain Agreement Regarding Notice, Cure, and Redemption Rights between VA and Norwest Bank Colorado, National Association, attached hereto and incorporated herein by reference (collectively "Loan Default Cure Agreement").  In the event Executive as borrower defaults on any payment or other obligation under the Loan Agreement and related documents (as defined in the Loan Default Cure Agreement), Executive shall be deemed to have breached this Second Amendment.  In the event of such default VA, in addition to the rights VA has pursuant to the Loan Default Loan Agreement, shall have the elective right to immediately cause Executive to purchase VA's interest in the Residence based on the average of three appraisals as provided for above, except that the Residence shall not be required to be listed for sale for any period of time as a condition precedent.  If VA cures the Executive's default pursuant to the Loan Default Cure Agreement, the amount paid by VA to cure such default and any expenses VA incurs to cure the default, including without limitation reasonable attorneys fees and costs, shall be immediately reimbursed by Executive in addition to the amount paid to purchase VA's interest in the Residence if VA elects to cause Executive to purchase VA's interest in the Residence.  Any amount paid by VA to cure Executive's default shall accrue interest at the rate of 18% per annum.

            This Second Amendment shall be binding upon Executive, his spouse as acknowledged and agreed below, and the heirs, estate and personal representatives of Executive.  This Second Amendment shall run with the Residence and shall survive the termination or expiration of the Employment Agreement.  This Second Amendment may be disclosed to all persons and entities as necessary to enforce its terms or as may be required by law, including without limitation proxy statements of VA's parent company or otherwise, and VA, in its sole and absolute discretion, may record this Second Amendment in the office of the Clerk and Recorder of Eagle County, Colorado.

            All other terms and conditions stated in the Employment Agreement shall remain in full force and effect.  To the extent there is any conflict between the terms of this Second Amendment and the terms of the Employment Agreement, the terms of this Second Amendment shall control.

            IN WITNESS whereof, the parties have executed this Second Amendment as of the day first written above.

EXECUTIVE:                                                                           VAIL ASSOCIATES, INC.

                                                                                                By:

WILLIAM A. JENSEN                                                                        Its:

ACKNOWLEDGED AND AGREEMENT BY CHERYL S. ARMSTRONG-JENSEN.

I Cheryl S. Armstrong-Jensen, acknowledge that although I am not a party to the Employment Agreement or this Second Amendment, I specifically agree that, in connection with any ownership interest that I may have or hereafter acquire in the Residence, I will be bound by the terms of this Second Amendment and agree to cooperate with VA and Executive such that the terms of this Second Amendment may be fully performed for the benefit of VA.

                                                                                                Date:

Cheryl S. Armstrong-Jensen